Exhibit 23.1.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97263, 333-132829, 333-114486, and 333-133891 on Form S-3, and Registration Nos. 333-132828 and 33-45618 on Form S-8 of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2006.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 27, 2007